Exhibit 99.1

GOOGLE ANNOUNCES SECOND QUARTER 2007 RESULTS

MOUNTAIN VIEW, Calif. – July 19, 2007—Google Inc. (NASDAQ: GOOG) today announced financial results for the quarter ended June 30, 2007.

“Our performance once again demonstrates the strength of our core search and ads business. The growth in our global traffic combined with our ongoing improvements in monetization resulted in solid revenue growth, even in a seasonally slow quarter,” said Eric Schmidt, CEO of Google. “We continue to expand our commitment to deliver compelling hosted applications to businesses of all sizes, most recently agreeing to acquire Postini and its robust set of tools for web communication for the Google Apps suite of products. At the same time, we remain focused on addressing the tremendous opportunities we see worldwide, adding the talent and building the infrastructure that will allow us to continue to provide rich user experiences to Google users around the world.”

Q2 Financial Summary

Google reported revenues of $3.87 billion for the quarter ended June 30, 2007, an increase of 58% compared to the second quarter of 2006 and an increase of 6% compared to the first quarter of 2007. Google reports its revenues, consistent with GAAP, on a gross basis without deducting traffic acquisition costs, or TAC. In the second quarter of 2007, TAC totaled $1.15 billion, or 30% of advertising revenues.

Google reports operating income, net income, and earnings per share (EPS) on a GAAP and non-GAAP basis. The non-GAAP measures are described below and are reconciled to the corresponding GAAP measures in the accompanying financial tables.

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GAAP operating income for the second quarter of 2007 was $1.10 billion, or 29% of revenues. This compares to GAAP operating income of $1.22 billion, or 33% of revenues, in the first quarter of 2007. Non-GAAP operating income in the second quarter of 2007 was $1.35 billion, or 35% of revenues. This compares to non-GAAP operating income of $1.41 billion, or 38% of revenues, in the first quarter of 2007.

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GAAP net income for the second quarter of 2007 was $925 million as compared to $1.0 billion in the first quarter of 2007. Non-GAAP net income in the second quarter of 2007 was $1.12 billion, compared to $1.16 billion in the first quarter of 2007.

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GAAP EPS for the second quarter of 2007 was $2.93 on 315 million diluted shares outstanding, compared to $3.18 for the first quarter of 2007 on 315 million diluted shares outstanding. Non-GAAP EPS in the second quarter of 2007 was $3.56, compared to $3.68 in the first quarter of 2007.

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Non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, and non-GAAP EPS are computed net of stock-based compensation (SBC). In the second quarter of 2007, the charge related to SBC was $242 million as compared to $184 million in the first quarter of 2007. Tax benefits related to SBC have also been excluded from these non-GAAP measures. The tax benefit related to SBC was $43 million in the second quarter of 2007 and $27 million in the first quarter of 2007. Reconciliations of non-GAAP measures to GAAP operating income, operating margin, net income, and EPS are included at the end of this release.

Q2 Financial Highlights

Revenues—Google reported revenues of $3.87 billion for the quarter ended June 30, 2007, representing a 58% increase over second quarter 2006 revenues of $2.46 billion and a 6% increase over first quarter 2007 revenues of $3.66 billion. Google reports its revenues, consistent with GAAP, on a gross basis without deducting TAC.

Google Sites Revenues—Google-owned sites generated revenues of $2.49 billion, or 64% of total revenues, in the second quarter of 2007. This represents a 74% increase over second quarter 2006 revenues of $1.43 billion and a 9% increase over first quarter 2007 revenues of $2.28 billion.

Google Network Revenues—Google’s partner sites generated revenues, through AdSense programs, of $1.35 billion, or 35% of total revenues, in the second quarter of 2007. This represents a 36% increase over network revenues of $997 million generated in the second quarter of 2006 and approximately flat with first quarter 2007 revenues of $1.35 billion.

International Revenues—Revenues from outside of the United States totaled $1.84 billion, representing 48% of total revenues in the second quarter of 2007, compared to 42% in the second quarter of 2006 and 47% in the first quarter of 2007. Had foreign exchange rates remained constant from the first quarter of 2007 through the second quarter of 2007, our revenues in the second quarter of 2007 would have been $35 million lower. Had foreign exchange rates remained constant from the second quarter of 2006 through the second quarter of 2007, our revenues in the second quarter of 2007 would have been $121 million lower.

Revenues from the United Kingdom totaled $600 million, representing 15% of revenue in the second quarter of 2007, compared to 15% in the second quarter of 2006 and 16% in the first quarter of 2007.

Paid Clicks—Aggregate paid clicks, which include clicks related to ads served on Google sites and the sites of our AdSense partners, increased approximately 47% over the second quarter of 2006 and remained approximately the same as the first quarter of 2007.

TAC—Traffic Acquisition Costs, the portion of revenues shared with Google’s partners, increased to $1.15 billion in the second quarter of 2007. This compares to TAC of $1.13 billion in the first quarter of 2007. TAC as a percentage of advertising revenues was 30% in the second quarter, compared to 31% in the first quarter of 2007.

The majority of TAC expense is related to amounts ultimately paid to our AdSense partners, which totaled $1.06 billion in the second quarter of 2007. TAC is also related to amounts ultimately paid to certain distribution partners and others who direct traffic to our website, which totaled $87 million in the second quarter of 2007.

Other Cost of Revenues—Other cost of revenues, which is comprised primarily of data center operational expenses, credit card processing charges as well as content acquisition costs, increased to $412 million, or 11% of revenues, in the second quarter of 2007, compared to $345 million, or 9% of revenues, in the first quarter of 2007.

Operating Expenses—Operating expenses, other than cost of revenues, were $1.21 billion in the second quarter of 2007, or 31% of revenues, compared to $972 million in the first quarter of 2007 or 27% of revenues. The operating expenses in the second quarter of 2007 included $625 million in payroll-related and facilities expenses, compared to $506 million in the first quarter of 2007.

Stock-Based Compensation (SBC)—In the second quarter of 2007, the total charge related to SBC was $242 million as compared to $184 million in the first quarter of 2007.

We launched our employee transferable stock option (TSO) program in the second quarter of 2007. As a result of the launch of the TSO program, we incurred an SBC modification charge in accordance with GAAP of $62 million in the second quarter related to vested options as of the end of the quarter and expect to incur a charge of approximately $160 million related to unvested options over their remaining vesting periods (up to approximately four years).

We currently estimate stock-based compensation charges for grants to employees prior to July 1, 2007 to be approximately $770 million for 2007. This does not include expenses to be recognized related to employee stock awards that are granted after July 1, 2007 or non-employee stock awards that have been or may be granted. We currently anticipate that dilution related to all equity grants to employees will be at or below 2% this year.

Operating Income—GAAP operating income in the second quarter of 2007 was $1.10 billion, or 29% of revenues. This compares to GAAP operating income of $1.22 billion, or 33% of revenues, in the first quarter of 2007. Non-GAAP operating income in the second quarter of 2007 was $1.35 billion, or 35% of revenues. This compares to non-GAAP operating income of $1.41 billion, or 38% of revenues, in the first quarter of 2007.

Net Income—GAAP net income for the second quarter of 2007 was $925 million as compared to $1.0 billion in the first quarter of 2007. Non-GAAP net income was $1.12 billion in the second quarter of 2007, compared to $1.16 billion in the first quarter of 2007. GAAP EPS for the second quarter of 2007 was $2.93 on 315 million diluted shares outstanding, compared to $3.18 for the first quarter of 2007, on 315 million diluted shares outstanding. Non-GAAP EPS for the second quarter of 2007 was $3.56, compared to $3.68 in the first quarter of 2007.

Income Taxes—Our effective tax rate was 25.5% for the second quarter of 2007.

Cash Flow and Capital Expenditures—Net cash provided by operating activities for the second quarter of 2007 totaled $1.23 billion as compared to $1.22 billion for the first quarter of 2007. In the second quarter of 2007, capital expenditures were $575 million, the majority of which was related to IT infrastructure investments, including data centers, servers, and networking equipment. Free cash flow, an alternative non-GAAP measure of liquidity, is defined as net cash provided by operating activities less capital expenditures. In the second quarter of 2007, free cash flow was $655 million.

In 2007, we expect to continue to make significant capital expenditures.

A reconciliation of free cash flow to net cash provided by operating activities, the GAAP measure of liquidity, is included at the end of this release.

Cash—As of June 30, 2007, cash, cash equivalents, and marketable securities were $12.5 billion.

On a worldwide basis, Google employed 13,786 full-time employees as of June 30, 2007, up from 12,238 full time employees as of March 31, 2007.

WEBCAST AND CONFERENCE CALL INFORMATION

A live audio webcast of Google’s second quarter 2007 earnings release call will be available at http://investor.google.com/webcast.html. The call begins today at 1:30 PM (PT) / 4:30 PM (ET). This press release, the financial tables, as well as other supplemental information including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, are also available at that site. A replay of the call will be available beginning at 7:30 PM (ET) today through midnight Thursday, July 26, 2007 by calling 888-203-1112 in the United States or 719-457-0820 for calls from outside the United States. The required confirmation code for the replay is 4803849.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties, including statements relating to the expenses associated with implementing our TSO program, our expected stock-based compensation charges, the expected dilution related to equity grants to our employees, and our plans to make significant capital expenditures. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, risks related to our hiring patterns, the amount of stock-based compensation we issue to our service providers, our need to expend capital to accommodate the growth of the business, as well as those risks and uncertainties included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, which is on file with the SEC and is available on our investor relations website at investor.google.com and on the SEC website at www.sec.gov. Additional information will also be set forth in our report on Form 10-Q for the quarter ended June 30, 2007, which will be filed with the SEC in August 2007. All information provided in this release and in the attachments is as of July 19, 2007, and Google undertakes no duty to update this information.

ABOUT NON-GAAP FINANCIAL MEASURES

To supplement our consolidated financial statements, which statements are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, non-GAAP EPS, and free cash flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned “Reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures” and “Reconciliation from net cash provided by operating activities to free cash flow” included at the end of this release.

We use these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses and expenditures that may not be indicative of our “recurring core business operating results,” meaning our operating performance excluding not only non-cash charges, such as stock-based compensation, but also discrete cash charges that are infrequent in nature. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.

Non-GAAP operating income and operating margin. We define non-GAAP operating income as operating income plus stock-based compensation. Non-GAAP operating margin is defined as non-GAAP operating income divided by revenues. Google considers these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of stock-based compensation so that Google’s management and investors can compare Google’s recurring core business operating results over multiple periods. Because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under FAS 123R, Google’s management believes that providing a non-GAAP financial measure that excludes stock-based compensation allows investors to make meaningful comparisons between Google’s recurring core business operating results and those of other companies, as well as providing Google’s management with an important tool for financial and operational decision making and for evaluating Google’s own recurring core business operating results over different periods of time. There are a number of limitations related to the use of non-GAAP operating income versus operating income calculated in accordance with GAAP. First, non-GAAP operating income excludes some costs, namely, stock-based compensation, that are recurring. Stock-based compensation has been and will continue to be for the foreseeable future a significant recurring expense in Google’s business. Second, stock-based compensation is an important part of our employees’ compensation and impacts their performance. Third, the components of the costs that we exclude in our calculation of non-GAAP operating income may differ from the components that our peer companies exclude when they report their results of operations. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP operating income and evaluating non-GAAP operating income together with operating income calculated in accordance with GAAP.

Non-GAAP net income and EPS. We define non-GAAP net income as net income plus stock-based compensation, less the related tax effects. We define non-GAAP EPS as non-GAAP net income divided by the weighted average shares, on a fully-diluted basis, outstanding as of June 30, 2007. We consider these non-GAAP financial measures to be a useful metric for management and investors for the same reasons that Google uses non-GAAP operating income and non-GAAP operating margin. However, in order to provide a complete picture of our recurring core business operating results, we exclude from non-GAAP net income and non-GAAP EPS the tax effects associated with stock-based compensation. Without excluding these tax effects, investors would only see the gross effect that excluding these expenses had on our operating results. The same limitations described above regarding Google’s use of non-GAAP operating income and non-GAAP operating margin apply to our use of non-GAAP net income and non-GAAP EPS. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP net income and non-GAAP EPS and evaluating non-GAAP net income and non-GAAP EPS together with net income and EPS calculated in accordance with GAAP.

Free cash flow. We define free cash flow as net cash provided by operating activities minus capital expenditures. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after the acquisition of property and equipment, including information technology infrastructure and land and buildings, can be used for strategic opportunities, including investing in our business, making strategic acquisitions and strengthening the balance sheet. Analysis of free cash flow also facilitates management’s comparisons of our operating results to competitors’ operating results. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating Google is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period since it excludes cash used for capital expenditures during the period. Our management compensates for this limitation by providing information about our capital expenditures on the face of the cash flow statement and under Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Form 10-Q. Google has computed free cash flow using the same consistent method from quarter to quarter and year to year.

The accompanying tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

Investor Contact:

Maria Shim

650-253-7663

marias@google.com

Media Contact:

Jon Murchinson

650-253-4437

jonm@google.com

Google Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2006*	June 30, 2007
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,544,671	$4,493,652
Marketable securities	7,699,243	8,009,883
Accounts receivable, net of allowance	1,322,340	1,648,680
Deferred income taxes, net	29,713	78,068
Prepaid revenue share, expenses and other assets	443,880	627,240

Total current assets	13,039,847	14,857,523
Prepaid revenue share, expenses and other assets, non-current	114,455	147,154
Deferred income taxes, net, non-current	—	98,421
Non-marketable equity securities	1,031,850	1,038,804
Property and equipment, net	2,395,239	3,219,280
Intangible assets, net	346,841	339,579
Goodwill	1,545,119	1,723,124

Total assets	$18,473,351	$21,423,885

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$211,169	$136,483
Accrued compensation and benefits	351,671	330,951
Accrued expenses and other current liabilities	265,872	276,723
Accrued revenue share	370,364	452,472
Deferred revenue	105,136	122,566
Income taxes payable	375	—

Total current liabilities	1,304,587	1,319,195

Deferred revenue, long-term	20,006	21,673
Deferred income taxes, net	40,421	—
Income taxes payable, long-term	—	340,762
Other long-term liabilities	68,497	82,647

Stockholders’ equity:
Common stock	309	311
Additional paid-in capital	11,882,906	12,576,560
Accumulated other comprehensive income	23,311	29,248
Retained earnings	5,133,314	7,053,489

Total stockholders’ equity	17,039,840	19,659,608

Total liabilities and stockholders’ equity	$18,473,351	$21,423,885

*	Derived from audited financial statements.

Google Inc.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2007	2006	2007
	(Unaudited)
Revenues	$2,455,991	$3,871,985	$4,709,746	$7,535,956

Costs and expenses:
Cost of revenues (including stock-based compensation expense of $2,322, $7,659, $4,606, $12,048)	989,032	1,560,255	1,893,151	3,030,682
Research and development (including stock-based compensation expense of $70,564, $156,983, $143,650, $277,771)	282,552	532,106	529,151	940,490
Sales and marketing (including stock-based compensation expense of $14,285, $36,385, $30,214, $63,635)	196,397	355,604	387,340	658,156
General and administrative (including stock-based compensation expense of $21,978, $40,497, $45,343, $71,936)	172,638	319,405	342,033	580,804

Total costs and expenses	1,640,619	2,767,370	3,151,675	5,210,132

Income from operations	815,372	1,104,615	1,558,071	2,325,824
Interest income and other, net	160,805	137,130	228,724	267,859

Income before income taxes	976,177	1,241,745	1,786,795	2,593,683
Provision for income taxes	255,100	316,625	473,427	666,401

Net income	$721,077	$925,120	$1,313,368	$1,927,282

Net income per share—basic	$2.39	$2.98	$4.41	$6.22

Net income per share—diluted	$2.33	$2.93	$4.28	$6.12

Shares used in per share calculation—basic	301,410	310,436	297,653	309,876

Shares used in per share calculation—diluted	310,038	315,469	307,080	315,170

Google Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended June 30,
	2006	2007
	(Unaudited)
Operating activities
Net income	$1,313,368	$1,927,282
Adjustments:
Depreciation of property and equipment	206,079	358,426
Amortization of intangibles and warrants	31,300	69,921
In-process research and development	4,000	3,660
Stock-based compensation	223,813	425,390
Excess tax benefits from stock-based award activity	(258,087)	(179,815)
Other	—	(3,695)
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(193,211)	(325,034)
Income taxes, net	265,384	333,407
Prepaid revenue share, expenses and other assets	(67,974)	(207,524)
Accounts payable	63,879	(74,662)
Accrued expenses and other liabilities	14,782	20,881
Accrued revenue share	56,984	82,152
Deferred revenue	5,073	19,130

Net cash provided by operating activities	1,665,390	2,449,519

Investing activities
Purchases of property and equipment	(1,043,938)	(1,171,991)
Purchases of marketable securities	(17,576,067)	(7,343,870)
Maturities and sales of marketable securities	15,856,478	7,017,218
Investments in non-marketable equity securities	(1,004,222)	(10,288)
Acquisitions, net of cash acquired, and purchases of intangible and other assets	(188,506)	(207,540)

Net cash used in investing activities	(3,956,255)	(1,716,471)

Financing activities
Net proceeds from stock-based award activity	97,088	28,824
Net proceeds from a public stock offering	2,063,777	—
Excess tax benefits from stock-based award activity	258,087	179,815

Net cash provided by financing activities	2,418,952	208,639

Effect of exchange rate changes on cash and cash equivalents	10,661	7,294

Net increase in cash and cash equivalents	138,748	948,981
Cash and cash equivalents at beginning of year	3,877,174	3,544,671

Cash and cash equivalents at end of period	$4,015,922	$4,493,652

Reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures

The following table presents certain non-GAAP results before certain material items (in thousands, except per share amounts, unaudited):

	Three months ended March 31, 2007						Three months ended June 30, 2007
	GAAP Actual	Operating Margin	Adjustments		Non-GAAP Results	Non-GAAP Operating Margin	GAAP Actual	Operating Margin	Adjustments		Non-GAAP Results	Non-GAAP Operating Margin
			183,866	(a)					241,524	(b)
Income from operations	$1,221,209	33.3%	$183,866		$1,405,075	38.3%	$1,104,615	28.5%	$241,524		$1,346,139	34.8%

			183,866	(a)					241,524	(b)
			(26,768	)(c)					(42,997	)(c)

Net income	$1,002,162		$157,098		$1,159,260		$925,120		$198,527		$1,123,647

Net income per share—diluted	$3.18				$3.68		$2.93				$3.56

Shares used in per share calculation—diluted	314,870				314,870		315,469				315,469

(a)	To eliminate $183.9 million of stock-based compensation charges recorded in the first quarter of 2007.
(b)	To eliminate $241.5 million of stock-based compensation charges recorded in the second quarter of 2007.
(c)	To eliminate income tax effects related to charges noted in (a) and (b).

Reconciliation from net cash provided by operating activities to free cash flow (in thousands, unaudited):

Three months ended June 30, 2007
Net cash provided by operating activities	$1,229,926
Less purchases of property and equipment	(575,098)

Free cash flow	$654,828

The following table presents our revenues, by revenue source, for the periods presented (in thousands, unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2007	2006	2007
Advertising revenues:
Google web sites	$1,432,461	$2,486,290	$2,729,778	$4,768,411
Google Network web sites	996,567	1,352,051	1,924,942	2,697,381

Total advertising revenues	2,429,028	3,838,341	4,654,720	7,465,792
Licensing and other revenues	26,963	33,644	55,026	70,164

Revenues	$2,455,991	$3,871,985	$4,709,746	$7,535,956

The following table presents our revenues, by revenue source, as a percentage of total revenues for the periods presented (unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2007	2006	2007
Advertising revenues:
Google web sites	58%	64%	58%	63%
Google Network web sites	41%	35%	41%	36%

Total advertising revenues	99%	99%	99%	99%
Licensing and other revenues	1%	1%	1%	1%

Revenues	100%	100%	100%	100%